EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Tricida Announces Closing of Offering of $200 Million of 3.50% Convertible Senior Notes Due 2027, Including Full Exercise of Option to Purchase Additional Notes
SOUTH SAN FRANCISCO, Calif., May 22, 2020 (Business Wire) – Tricida, Inc. (Nasdaq: TCDA), a pharmaceutical company focused on the development and commercialization of its drug candidate, veverimer (TRC101), a non-absorbed, orally-administered polymer designed to treat metabolic acidosis in patients with chronic kidney disease (CKD), today announced the closing of its previously announced offering of $200.0 million aggregate principal amount of its 3.50% Convertible Senior Notes due 2027 (the “Notes”), which includes the exercise in full by the initial purchasers of their option to purchase an additional $25.0 million aggregate principal amount of Notes, in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).
Tricida estimates that the net proceeds from the offering will be approximately $193.0 million, after deducting the initial purchasers’ discounts and commissions and estimated offering expenses. Tricida intends to use the net proceeds from the offering of the Notes for working capital and general corporate purposes.
The Notes are senior unsecured obligations of Tricida, and interest is payable semi-annually in arrears on May 15 and November 15 of each year, beginning on November 15, 2020. The Notes mature on May 15, 2027, unless earlier repurchased, redeemed or converted. The Notes are not redeemable prior to May 20, 2024. Tricida may redeem for cash all or any portion of the Notes, at Tricida’s option, on or after May 20, 2024 and on or before the 40th scheduled trading day immediately prior to the maturity date, if the last reported sale price of Tricida’s common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive), including the trading day immediately preceding the date on which Tricida provides notice of redemption, during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which Tricida provides notice of redemption at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

The Notes are convertible into cash, shares of Tricida’s common stock or a combination of cash and shares of Tricida’s common stock at Tricida’s election at an initial conversion rate of 30.0978 shares of Tricida’s common stock per $1,000 principal amount of the Notes, which is equivalent to an initial conversion price of approximately $33.23 per share of Tricida’s common stock. The initial conversion price of the Notes represents a premium of approximately 25.0% over the $26.58 closing price of Tricida’s common stock on May 19, 2020.
Prior to the close of business on the business day immediately preceding February 15, 2027, the Notes are convertible at the option of the holders only upon the satisfaction of certain conditions and during certain periods. Thereafter, until the close of business on the business day immediately preceding the maturity date, the Notes are convertible at the option of the holders at any time regardless of these conditions. If Tricida undergoes a fundamental change (as defined in the indenture governing the Notes), holders may require Tricida to repurchase for cash all or any portion of their Notes at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date. In addition, following certain corporate events that occur prior to the maturity date or if Tricida delivers a notice of redemption, Tricida will increase, in certain circumstances, the conversion rate for a holder who elects to convert its Notes in connection with such a corporate event or notice of redemption, as the case may be.
The Notes and the shares of Tricida’s common stock issuable upon conversion of the Notes have not been, and will not be, registered under the Securities Act, or under any state securities laws, and may not be offered or sold in the United States without registration under, or an applicable exemption from, the registration requirements. This press release does not constitute an offer to sell, nor is it a solicitation of an offer to buy, these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or any jurisdiction.
About Tricida
Tricida, Inc. is a pharmaceutical company focused on the development and commercialization of its drug candidate, veverimer (also known as TRC101), a non-absorbed, orally-administered polymer designed to treat metabolic acidosis in patients with chronic kidney disease (CKD) by binding and removing acid from the gastrointestinal tract.

Contact:
Jackie Cossmon
Tricida, Inc.
Senior Vice President of Investor Relations and Communications
IR@Tricida.com